Exhibit 2.3

STOCK PURCHASE

AGREEMENT

between

PETROHAWK ENERGY CORPORATION (“Purchaser”),

and

Natural Gas Partners VI, L.P.
and the Individual Signatories hereto
(“Sellers”)

and

Proton Oil & Gas Corporation (the “Company”)

and

Proton Energy, L.L.C. (the “Subsidiary”)

FEBRUARY 4, 2005

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 4, 2005, by and among Petrohawk Energy Corporation, a Delaware corporation (“Purchaser”), and Natural Gas Partners VI, L.P., a Delaware limited partnership (“NGP”), and the individuals who are listed as Sellers on the signatures pages hereto (collectively, “Sellers”; each, a “Seller”), Proton Oil & Gas Corporation, a Texas corporation (the “Company”), and Proton Energy, L.L.C., a Texas limited liability company (“Subsidiary”).

Recitals

A.            Purchaser is agreeable to buy and Sellers are agreeable to sell all of the issued and outstanding capital stock of Company, upon the terms and subject to the conditions set forth in this Agreement.

B.            Purchaser and Sellers desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of stock provided for in this Agreement and also to prescribe various conditions to such purchase and sale of stock.

C.            Each of Company and Subsidiary desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Purchaser.

IN CONSIDERATION of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:

ARTICLE 1

1              DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

“Advisory Services Agreement” means the Advisory Services, Reimbursement and Indemnification Agreement, effective as of November 14, 2000, between the Company and NGP.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

“Agreement” means this Stock Purchase Agreement, as amended, supplemented or modified from time to time.

“Allocated Values” means the allocation of values for all of the assets of Company shown on Schedule 1.1.

“Bank Credit Agreement” means the Credit Agreement, dated as of May 8, 2002, between Company, as Borrower, and Wells Fargo Bank Texas, N.A., administrative agent (as amended and supplemented as of the date hereof).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means February 25, 2005, or such other date as the parties hereto may mutually agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Proton Oil & Gas Corporation, a Texas corporation.

“Company Certificate” means a certificate representing shares of Company Common Stock.

“Company Common Stock” means the common stock, par value $.01 per share, of Company.

“Company Employee Benefit Plans” has the meaning specified in Section 3.2.13.

“Company Financial Statements” means the audited consolidated financial statements of Company and its subsidiaries (including the related notes) as of December 31, 2003, and for the year then ended and the unaudited consolidated financial statements of Company and its subsidiaries for the year ended December 31, 2004.

“Company Permits” has the meaning specified in Section 3.2.16.

“Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Company.

“Company Stock Option” means an option to acquire shares of Company Common Stock.

“Confidentiality Agreement” means the letter agreement dated October 26, 2004, between Subsidiary and Purchaser relating to Company’s furnishing of information to Purchaser in connection with Purchaser’s evaluation of the possibility of acquiring Company.

“Damages” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlements, liabilities, obligations, taxes, Liens, losses, expenses and fees including court costs and reasonable attorneys fees and expenses.

“Debt” means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all indebtedness of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees of such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person, (g) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than ninety (90) days past invoice date, (h) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person, (i) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (j) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (i) preceding.

“Deductible Amount” shall be $50,000.

“Defensible Title” means such right, title and interest that is (a), with respect to Ownership Interests of any lease, unit or well, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give Company and Purchaser, through its ownership of the Company Common Stock, the right to enjoy the benefits of possession of the Ownership Interests reflected on Schedule 1.1, based on the title to the Ownership Interest as it exists on the date of this Agreement, (free and clear of all royalties, overriding royalties, net profits interests or other burdens on or measured by production of oil and gas) throughout the duration of the productive life of the relevant lease, unit or well, with respect to any specific Ownership Interests not yet earned under a farmout agreement, is described in and subject to a farmout agreement containing terms and provisions identical to the farmout agreement to which it relates and which is identified on the Disclosure Schedule, (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, and other burdens; and (c) obligates the Company or Subsidiary to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to the specific Ownership Interest that is not greater than the interest set forth on the Disclosure Schedule, based on the title to the Ownership Interest as it exists on the on the date of this Agreement, without increase throughout the productive life of such Ownership Interest.

“Disclosure Schedule” means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.

“Earnest Money” has the meaning specified in Section 2.2.

“Environmental Law” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by Company or any of its Subsidiaries, including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of Environmental Contamination.  Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Escrow Agent” has the meaning specified in Section 2.2.

“Escrow Agreement” shall mean that certain escrow agreement to be entered into on even date herewith among Escrow Agent, Purchaser and Sellers in form acceptable to such parties.

“Excluded Assets” has the meaning specified in Section 2.4.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support of otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that, the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of this Agreement, the amount of any Guaranty shall be the maximum amount that the guarantor could be legally required to pay under such Guaranty.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

“Hedging Transaction” means any transaction involving a Product Hedging Contract.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Indemnification Escrow Agent” shall mean Bank of Texas.

“Indemnification Escrow Agreement” shall mean the Indemnification Escrow Agreement to be mutually agreed upon by Sellers and Purchaser.

“Indemnification Escrow Amount” shall be $500,000 of the Purchase Price.

“Indemnified Parties” has the meaning specified in Section 5.8.

“Indemnifying Parties” has the meaning specified in Section 8.1.

“Investment” in any Person means any investment, whether by means of securities purchase (whether by direct purchase from such Person or from an existing holder of securities of such Person), loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of any Debt or other obligation of such Person, or the subordination of any claim against such Person to other Debt or other obligation of such Person; provided that, “Investments” shall not include advances made to employees of such Person for reasonable travel, entertainment and similar expenses incurred in the ordinary course of business.

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

“Material Adverse Effect” means (a) when used with respect to Company, a result or consequence that would materially adversely affect, taken as a whole, the condition (financial or otherwise), results of operations or business of Company or the aggregate value of Company’s assets, would materially impair the ability of Company to own, hold, develop and operate its assets, or would impair Company’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect its ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.  However, it shall exclude any effect resulting from or related to changes or developments involving (1) general conditions applicable to the economy of the United States or the State of Texas, (2) conditions affecting the oil and gas industry generally in the State of Texas, (3) conditions or effects resulting from the announcement of the existence of this Agreement, in each case taken as a whole, or (4) conditions relating to prices of commodities, and (c) when used with respect to Subsidiary, a result or consequence that would materially adversely affect, taken as a whole, the condition (financial or otherwise), results of operations or business of Subsidiary or the aggregate value of Subsidiary’s assets, would materially impair the ability of Subsidiary to own, hold, develop and operate its assets, or would impair Subsidiary’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

“Material Agreement” means any written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject (other than oil, gas and mineral leases and oil and gas leases), involving consideration with a total value in excess of $100,000 (i) which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty, (ii) pursuant to which such Person acquires any material portion of the raw materials, supplies or services used or consumed by such Person in the operation of its business (unless such raw materials, supplies or services are readily available to such Person from other sources on comparable terms), (iii) pursuant to which such Person derives any material part of its revenues, or (iv) any other agreement which is material to the Oil and Gas Interests or the operations related thereto.

“Oil and Gas Interest(s)” means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, carried interests other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, servitudes, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, salt water disposal wells and related equipment, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.  References in this Agreement to the “Oil and Gas Interests of Company” or “Company’s Oil and Gas Interests” mean the collective Oil and Gas Interests of Company and Subsidiary.

“Ownership Interests” means the ownership interests of Company and Subsidiary in their assets, as set forth on Schedule 1.1.

“Payout Balances” has the meaning specified in Section 3.2.25.

“Permitted Encumbrances” means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of

Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on the Company or Subsidiary; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property not materially impairing the value of the assets of the Company or Subsidiary or interfering with the ordinary conduct of the business of the Company or Subsidiary or rights to any of their assets; (f) Liens created or arising by operation of law to secure a Party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1, provided the effect thereof on the working and net revenue interest of the Company or Subsidiary has been properly reflected in the Ownership Interests; (i) any defects, irregularities or deficiencies in title to the Oil and Gas Interests of the Company or Subsidiary that do not reduce the Company’s or its Subsidiary’s net revenue interest, or increase the Company’s or Subsidiary’s working interest, in any Oil and Gas Interest below that set forth on Schedule 1.1, or do not adversely affect the value of any Oil and Gas Interest of the Company or Subsidiary or other asset of the Company or Subsidiary; (j) preferential rights to purchase and Third-Party Consents (to the extent not triggered by the consummation of the transaction contemplated by this Agreement); (k) the terms and provisions of leases and other documents and instruments effecting title disclosed to Purchaser on the Disclosure Schedule; (l) valid, subsisting and applicable laws, rules and orders of any Governmental Authorities; and (n) Liens and other burdens described in the Disclosure Schedule.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Product Hedging Contract” means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and any other similar agreement or arrangement.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” means Petrohawk Energy Corporation, a Delaware corporation, and successors and assigns permitted under this Agreement.

“Purchaser Confidential Information” means any information concerning the businesses and affairs of Purchaser and its subsidiaries that is not already generally available to the public.

“Purchaser Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its subsidiaries.

“Responsible Officer” means, with respect to any corporation, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such corporation.

“Rights Agreement” means the Voting and Shareholders Agreement, dated as of November 14, 2000, by and among the Company and certain Sellers.

 “Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the recitals hereto.

“Shares” has the meaning set forth in Section 2.1.

“Subsidiary” means Proton Energy, L.L.C., a Texas limited liability company.

“Subsidiary Representatives” means any member, manager, director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Subsidiary.

“Tax Returns” has the meaning specified in Section 3.2.15.

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

“TBCA” means the Texas Business Corporations Act.

“Third-Party Consent” means the consent or approval of any Person other than Company, Purchaser or a Seller.

“Working Capital” means the net book value of all current assets minus the net book value of all current liabilities each as calculated in accordance with GAAP; provided however that Working Capital shall specifically exclude any Hedging Transaction and any liabilities or obligations associated with the Bank Credit Agreement and plugging or abandonment costs and expenses.

1.2           References and Titles.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing party shall mean that Responsible Officers of such representing party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.

ARTICLE 2
PURCHASE AND SALE

2.1           Agreement to Purchase and Sell.  At the Closing, Sellers shall sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of the issued and outstanding Company Common Stock (the “Shares”) upon the terms and subject to the conditions set forth in this Agreement.  Sellers shall at Closing deliver to Purchaser Company Certificates for all such Company Common Stock, free and clear of all Liens, claims, charges, restrictions, equities or encumbrances of any kind, other than restrictions arising under the Securities Act and other applicable securities laws, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in form satisfactory to Purchaser.

2.2           Purchase Price and Manner of Payment.

The purchase price for all of the outstanding Company Common Stock shall be Fifty-Three Million Dollars ($53,000,000) (the “Base Purchase Price”) plus or minus the adjustments determined pursuant to Sections 5.12 - 5.14 hereof (the Base Purchase Price as so adjusted is the “Purchase Price”).  At the Closing, Purchaser shall pay the Purchase Price to Sellers by wire transfer of same day funds to an account or accounts as designated by the Sellers in writing to Purchaser no later than five (5) days prior to the Closing Date.

Contemporaneous with Purchaser’s execution of this Agreement, Purchaser will deposit with the Escrow Agent Five Million Dollars ($5,000,000) (the “Earnest Money”) pursuant to the terms of the Escrow Agreement.  In the event the Closing occurs, the Earnest Money shall be applied (with interest) against the Purchase Price.  If the Closing does not occur, the Escrow Agent shall pay the Earnest Money to the Company or return it to Purchaser in accordance with this paragraph and the terms of the Escrow Agreement.  In the event Purchaser breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in Section 6.1 and Section 6.2 otherwise has been either fulfilled in all material respects or waived, the Escrow Agent shall pay the Earnest Money to the Company as liquidated damages in lieu of all other damages (and as Sellers’ and the Company’s sole remedy in such event).  The parties hereto acknowledge that the extent of damages to Sellers and the Company occasioned by such failure or refusal by Purchaser would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances.  In the event the Earnest Money is not applied to the

Purchase Price at Closing or retained pursuant to the foregoing provisions of this paragraph, the Escrow Agent shall return the Earnest Money to Purchaser with interest.

2.3           Company Stock Options.  Company and Sellers shall cause each Company Stock Option either (a) to have become fully vested and exercised by cashless exercise prior to the Closing, or (b) to have been cancelled prior to the Closing, such that all shares of Company capital stock issued and outstanding at and as of the Closing shall be sold and delivered to Purchaser at the Closing for the Purchase Price, and there shall be no Company Stock Options or rights of any kind for any Person other than Purchaser to receive Company capital stock outstanding at and as of the Closing. Company will cause each Person who is not a signing Seller on the date hereof and who exercises Company Stock Options prior to Closing to become a party to this Agreement by the execution of a joinder agreement in a form mutually acceptable to Company and Purchaser.  Upon the exercise of such Company Stock Options the Company shall withhold, in accordance with the Code and regulations thereto, all such amounts required by law.

2.4           Excluded Assets.  The right to the use of the name “Proton” and the assets listed on Schedule 2.4 (collectively, the “Excluded Assets”) will be, prior to or at Closing, distributed, assigned, or otherwise transferred by Company to its shareholders or an Affiliate or their nominee. None of the representations or warranties set forth in this Agreement nor any of the other provisions of this Agreement shall be applicable to the Excluded Assets. All taxes, if any, resulting from the transfer of such assets shall be considered a current liability and a Base Purchase Price adjustment.  Notwithstanding the foregoing, Company and Sellers agree that Purchaser may, during the one hundred and twenty (120) day period after Closing, have access to and use the accounting and other software and computer equipment which are a part of the Excluded Assets when reasonably requested by Purchaser.  To the extent such Excluded Assets include software which is subject to a transfer fee, Sellers shall be responsible for payment of any and all such fees. The parties further agree that prior to Closing, the Company will obtain a release of Company and/or Subsidiary from any and all duties and obligations associated with that certain Office Lease dated July 23, 1999, as amended, relating to its Houston office.

2.5           Closing.  The Closing shall take place on the Closing Date at 9:00 a.m. at the offices of Looper, Reed & McGraw, 1300 Post Oak Blvd., Suite 2000, Houston, Texas 77056, or at such time and place as is agreed by Purchaser and Sellers.  At the Closing,

(a)           Sellers shall deliver to Purchaser stock certificates representing all the Shares endorsed in blank and the certificates referred to in Section 6.2(a) and (b);

(b)           Purchaser shall deliver to Sellers the Purchase Price (less the Indemnification Escrow Amount) and the certificates referred to in Section 6.3(a) and (b);

(c)           Company and Sellers shall deliver to Purchaser the opinion of counsel described in Section 6.2(c);

(d)           Company shall deliver to Purchaser evidence of the resignation of all of the directors, officers and employees of Company and Subsidiary;

(e)           Company and Purchaser shall deliver to each other certificates dated a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate

Governmental Authorities in the state of Texas and such other states in which all parties are doing business, showing that all parties are validly existing and in good standing in the state of Texas and such other states;

(f)            Company shall deliver to Purchaser the releases and other documents described in Section 5.11 and other evidence satisfactory to Purchaser that all current employees, independent contractors, and consultants of Company and Subsidiary have had their employment or independent contractor relationships terminated (“Terminated Employees”) and that all wages, benefits, and severance pay, if any has been paid to Terminated Employees through the time their relationships with Company and/or its Subsidiary terminated and that all taxes associated with such payments have been properly withheld;

(g)           Company and Sellers shall deliver to Purchaser such other documents, instruments, agreements and certificates as Purchaser may reasonably request in connection with the consummation of the transactions contemplated by this Agreement;

(h)           Company shall deliver to Purchaser the joinder agreements described in Section 2.3;

(i)            Company shall deliver to Purchaser recordable releases and terminations covering all security interests which perfected Liens and security interests in the Oil and Gas Interests owned by Company or Subsidiary;

(j)            Purchaser shall deliver to the Indemnification Escrow Agent the Indemnification Escrow Amount;

(k)           Purchaser and Sellers shall each execute and deliver the Indemnification Escrow Agreement;

(l)            Purchaser shall deliver to Sellers and Company the opinion of counsel described in Section 6.3(d).

2.6           Taking of Necessary Action; Further Action.  Sellers and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable.  If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement all of the parties shall use all reasonable efforts to take all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

3.1           Sellers’ Representations.  Each Seller, severally but not jointly, hereby represents and warrants to Purchaser as follows:

3.1.1        Authority and Enforceability.  Each Seller has the requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of each Seller, if applicable, and no other partnership proceedings on the part of any Seller are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.

3.1.2        No Violations.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by such Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of such Seller under any provision of (i) their respective partnership agreements, as applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to such Seller, or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or his/its respective properties or assets.

3.1.3        Title to Shares.  Each Seller, including any Person who exercises Company Stock Options prior to Closing, will own the Company Common Stock then issued and outstanding as set forth beside such Seller’s name in Schedule 3.1 of the Disclosure Schedule (which exhibit may be modified by Sellers by notice to Purchaser prior to Closing).  Each Seller is (and at the Closing will be) the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchaser will acquire the number of Shares set forth opposite the name of such Seller on Schedule 3.1 of the Disclosure Schedule, free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

3.2           Company’s and Subsidiary’s Representations.  Company and Subsidiary hereby represent and warrant to Purchaser as follows:

3.2.1        Organization.  Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company).  Copies of the articles of incorporation and by-laws of Company have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.  Subsidiary (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company).  Copies of the articles of organization and operating agreement of Subsidiary have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.  Company has no corporate subsidiaries other than Subsidiary.  Neither Company nor Subsidiary otherwise owns any interest in any limited liability company or any general or limited partnership interest in any general or limited partnership (other than joint ventures, joint operating or ownership arrangements or tax partnerships which have been entered into in the ordinary course of business).

3.2.2        Authority and Enforceability.  Company and Subsidiary each has the requisite corporate or limited liability company power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Company and Subsidiary, and no other corporate or limited liability company proceedings on the part of Company or Subsidiary are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and Subsidiary and constitutes a valid and binding obligation of each of Company and Subsidiary enforceable against each of them in accordance with its terms.

3.2.3        No Violations.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Company and Subsidiary with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Company or Subsidiary under any provision of (a) their respective articles of incorporation, by-laws, articles of organization, operating agreement (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Company or Subsidiary, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company, Subsidiary or their properties or assets, other than (x) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Bank Credit Agreement, and (y) in the case of clause (a) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Company or Subsidiary.

3.2.4        Consents and Approvals.  No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Company or Subsidiary in connection with the execution and delivery of this Agreement by Company and Subsidiary or the consummation by Company and Subsidiary of the transactions contemplated hereby, except for the following:  (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company or Subsidiary; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation.  Except as set forth in the Disclosure Schedule, no Third-Party Consent is required by or with respect to Company or Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and no Oil and Gas Interest is subject to any preferential right to purchase any Oil and Gas Interest which gives any Person the right to purchase an Oil and Gas Interest as a result of the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, result in a loss of any Ownership Interest and/or an increase in any of Company’s or Subsidiary’s obligations or liabilities having an individual value of $50,000 or more and (y) any consent, approval or waiver required by the terms of the Bank Credit Agreement.

3.2.5        Financial Statements.  The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the unaudited interim financial statements are not accompanied by notes or other textual disclosure required by generally accepted accounting principles) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Company and Subsidiary as of their respective dates and the consolidated results of operations and the consolidated cash flows of Company and Subsidiary for the periods presented therein. The Company Financial Statements are consistent with the books and records of Company.  Since December 31, 2004, no event has occurred or condition exists which has had or could be reasonably expected to result in a Material Adverse Effect on Company or Subsidiary.

3.2.6        Capital Structure.

(a)           The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock, par value $.01 per share.

(b)           There are as of the execution date of this Agreement: (i) issued and outstanding 801,578 shares of Company Common Stock, and (ii) 203,665 Company Stock Options, 84,317 of which are not yet granted.  As of Closing, there will be no Company Stock Options issued and outstanding and the number of issued and outstanding shares of Company Common Stock will be the number sold and delivered to Purchaser pursuant to this Agreement. 13,083 shares of Company Common Stock are held by Company as treasury stock.

(c)           Except as set forth in or pursuant to Section 3.2.6(b), there are issued and outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no securities of Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Company, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Company) or obligating Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d)           All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

(e)           Except as otherwise set forth in the Disclosure Schedule, at the Closing there will be no stockholder agreement, voting trust or other agreement or understanding to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company.

(f)            There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

3.2.7        Material Agreements.  The Disclosure Schedule contains a complete list of the Material Agreements to which Company or Subsidiary is a party (other than this Agreement and related agreements) or by which Company, Subsidiary or their assets are bound (including all amendments and modifications thereto). Company and Subsidiary have made available to Purchaser or provided Purchaser with a true and correct copy of all such Material Agreements, including all amendments and modifications thereof. Except as set forth on the Disclosure Schedule, no party to any of such Material Agreements is in material default of its obligations thereunder; nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default that would reasonably be expected to result in a Material Adverse Effect on Company or Subsidiary. Each of such Material Agreements is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect.

3.2.8        Bank Credit Agreement.  Company has provided to or made available to Purchaser a true and correct copy of the Bank Credit Agreement including all amendments and modifications thereto. No rights or obligations of any party to the Bank Credit Agreement have been waived, and no party to the Bank Credit Agreement is in default of its obligations thereunder. The Bank Credit Agreement is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and affect and will be paid in full at Closing.

3.2.9        Investments.  Except as set forth on the Disclosure Schedule, neither Company nor Subsidiary has any outstanding Investments that are not disclosed in the Financial Statements.

3.2.10      Outstanding Debt.  The Financial Statements and the Disclosure Schedule, together provide a complete and accurate description of all Debt of Company and Subsidiary outstanding as of the respective dates thereof. Neither Company nor Subsidiary is in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

3.2.11      Affiliate Transactions.  The Disclosure Schedule contains a complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between Company or Subsidiary and any Affiliate of Company that will be in existence on the Closing Date.

3.2.12      Employment Matters.  The Disclosure Schedule contains a complete and accurate list of all officers of Company and Subsidiary; Company does not have any employees but Subsidiary does have employees.  Except as set forth in the Disclosure Schedule, neither Company nor Subsidiary are a party to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any of its employees, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees.  Each of Company and Subsidiary is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.  Each officer and director of Company and Subsidiary will resign as of the Closing Date, and the Confidentiality and Non-Compete Agreements between Company and each of its officers and between Subsidiary and each of its officers shall be terminated on the Closing Date. Except as set forth on the Disclosure Schedule, there is not any current or former employee, consultant, or independent contractor of Company or Subsidiary that has filed a demand letter or a complaint (either written or verbally) against it for wrongful discharge, defamation, fraud, negligent misrepresentation, negligence, intentional infliction of emotional distress, assault, battery, sexual harassment, or breach of contract claims for including but not limited to, unpaid wages, bonuses, benefits, commissions, stock options, royalties, deferred compensation, or wrongful discharge nor is Company or Subsidiary aware of any such claims that may be asserted.

3.2.13      Employee Benefit Plans.

(a)           The Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Company or Subsidiary or to which Company or Subsidiary sponsors maintains or contributed or is obligated to contribute, whether or not subject to ERISA (the “Company Employee Benefit Plans”).  Except for the Company Employee Benefit Plans, Company does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.  The Company has delivered to Purchaser correct and complete copies of each Company Employee Benefit Plan, current summary plan descriptions for each plan, all related trusts, insurance, and other funding contracts which implement such Company Employee Benefit Plan, the prior three years Form 5500, and all correspondence with any Governmental Authorities relating to any such Employee Benefit Plan.

Each Company Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with all applicable laws, rules and regulations.

(b)           There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans.  With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with Company or Subsidiary that could reasonably be expected to result in a liability reasonably likely to have a Material Adverse Effect on Company or Subsidiary under ERISA, the Code or any applicable law.  With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Company.

(c)           The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and neither Company nor Subsidiary nor any “party in interest” or “disqualified person” with respect to the Company Employee Benefit Plans, has engaged in any “prohibited transaction” within the meaning of Section 4975 of the Code.

(d)           Except as otherwise set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of Company or Subsidiary.

(e)           Neither Subsidiary nor Company has knowledge of any pending or threatened claims against the assets of any of its Company Employee Benefit Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans.

(f)            Neither Company nor Subsidiary maintains nor has it established any welfare benefit plan which provides for retiree, medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant termination of employment except as may be required by COBRA.

(g)           Neither Company nor Subsidiary has maintained, or established, or has ever participated in, a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

(h)           Except as set forth on the Disclosure Schedule, no present or former employees of Company or Subsidiary are covered by any employment agreements or plans that provide or will provide severance pay, retirement benefits, post-termination health or life insurance benefits or any similar benefits, and the consummation of the transaction contemplated herein shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Company under Section 4899 and 280G of the Code, respectively.

3.2.14      Litigation.  Except as otherwise set forth in the Disclosure Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending against or, to the knowledge of Company, threatened against Company or Subsidiary or any of their assets before any court, arbitrator or any Governmental Agency; and (b) neither the Company nor Subsidiary is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders).  Except as set forth on the Disclosure Schedule, there is no litigation, proceeding or investigation pending or, to the knowledge of Company or Subsidiary, threatened against or affecting Company or Subsidiary that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers, Subsidiary or Company in connection with the transactions contemplated hereby.

3.2.15      Taxes and Tax Returns. Each of Company and Subsidiary has filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed by it prior to the Closing Date or has legally extended such returns and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by Company or Subsidiary. Neither Company nor Subsidiary knows of any proposed Tax assessment against Company or Subsidiary and all Tax liabilities of Company and Subsidiary are adequately provided for in the Company Financial Statements and no Tax liability of Company or Subsidiary has been asserted by the Internal Revenue Service or any other Governmental Authority for Taxes in excess of those already paid.

3.2.16      Compliance with Laws and Permits. Neither Company nor Subsidiary is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its articles or certificate of incorporation, by-laws, articles of organization or operating agreement, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Material Agreement to which Company or Subsidiary is a party or by which its properties are bound, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Company or Subsidiary. Company and Subsidiary have obtained and hold all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of their assets (“Company Permits”), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Company or Subsidiary.  Company and Subsidiary are each in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.  No investigation or review by any Governmental Authority with respect to Company or Subsidiary is pending or, to the knowledge of Company or Subsidiary, threatened, except as set forth in the Disclosure Schedule.

3.2.17      Proprietary Rights.  Company and Subsidiary have ownership of, or valid licenses to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property (including seismic data) used in their business; provided that any such proprietary rights and intellectual property associated with the Excluded Assets shall be transferred in accordance with Section 2.4 prior to Closing.  To the knowledge of Company and Subsidiary, the operation of the business of Company and Subsidiary does not infringe any patent, copyright, trademark or other proprietary rights of others, and, neither Company nor Subsidiary has not received any notice from any third party of any such alleged infringement by Company or Subsidiary. Company and Subsidiary have taken reasonable steps to establish and preserve their respective ownership of all patents, copyrights, trademarks, trade secrets and other proprietary rights. Neither Company nor Subsidiary is aware of any infringement by others of any patents, copyrights, trademarks or other proprietary rights that it or Subsidiary possesses.

3.2.18      Environmental Matters.  Except as set forth in the Disclosure Schedule and except for matters as would not reasonably be expected to result in a Material Adverse Effect on Company or Subsidiary, to the knowledge of the Company:

(a)           each of Company and Subsidiary has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by Company or Subsidiary is, in material compliance with all Environmental Laws;

(b)           neither Company nor Subsidiary has been notified by any Governmental Authority or other third party that any of the operations or assets of Company or Subsidiary is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c)           neither Company, Subsidiary nor other Person has filed any notice under any federal, state or local law indicating that (i) Company or Subsidiary is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of Company or Subsidiary;

(d)           neither Company nor Subsidiary has any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Company or Subsidiary, or (ii) the storage or disposal of any Hazardous Material;

(e)           neither Company nor Subsidiary has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by Company or Subsidiary;

(f)            no property now or previously owned, leased or operated by Company or Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(g)           neither Company nor Subsidiary is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against Company or Subsidiary for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h)           there are no sites, locations or operations at which Company or Subsidiary is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws;

(i)            all underground storage tanks and solid waste disposal facilities owned or operated by Company or Subsidiary are used and operated in material compliance with Environmental Laws; and

(j)            there are no physical or environmental conditions existing on any property owned or leased by Company or Subsidiary resulting from Company’s or Subsidiary’s operations or activities, past or present, at any location, that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

3.2.19      Insurance.  The Disclosure Schedule sets forth a true and correct list of all insurance policies and other surety arrangements of any kind or nature which are in force and to which the Company or Subsidiary is a named party or beneficiary, specifying the insurance carrier, the type of insurance coverage, the policy number, the aggregate amount of insurance coverage per claim or per occurrence, as the same may be, applicable self-retention limits and/or self or co-insurance requirements and describing in detail each pending claim thereunder.  Each of Company and Subsidiary maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Company and Subsidiary and owning properties in the same general area in which Company and Subsidiary conducts their business.  None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured.  There are no billed but unpaid premiums past due under any such policy or binder.  Except as otherwise set forth in the Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders; and (b) no notice of cancellation or non-renewal of any such policies or binders has been received.

3.2.20      Governmental Regulation. Neither Company nor Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

3.2.21      Brokers.  Except as set forth on the Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Company or Subsidiary and for which Purchaser, Company or Subsidiary will have any obligation or liability.  Sellers shall indemnify and hold Purchaser harmless from any and all claims, liabilities, damages, costs and expenses asserted against Purchaser by any Person claiming to have acted on behalf of either Sellers, Company or Subsidiary, or to have been retained by either Sellers, Subsidiary or Company, as a broker in connection with the transaction contemplated by this Agreement.  Notwithstanding any other provisions of this Agreement, the indemnity provisions of this Section 3.2.21 shall survive Closing or termination of this Agreement.

3.2.22      Oil and Gas Operations. Except as otherwise set forth in the Disclosure Schedule, to the knowledge of Company or Subsidiary, all wells included in the Oil and Gas Interests have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority. No well included in the Oil and Gas Interests is subject to penalties on allowables because of any overproduction or any other violation of applicable laws that would prevent such well from being entitles to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority. Except as otherwise set forth in the Disclosure Schedule, to the knowledge of Company and Subsidiary,

(a)           there are no wells that Company or Subsidiary is currently obligated by law or contract to plug and abandon;

(b)           there are no wells that are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the applicable lease;

(c)           there are no wells that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each regulatory authority having jurisdiction over the Oil and Gas Interests;

(d)           with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Oil and Gas Interests: (i) Company and Subsidiary have fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law, rule or regulation) such leases or other documents and is fully qualified to own and hold all such leases or other interests; (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, and (iii) upon the establishment and maintenance of production in commercial quantities, the leases and other interest are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years;

(e)           proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests are being received by Company or Subsidiary in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $10,000 and held in suspense in the ordinary course of business); and

(f)            no person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to Oil and Gas Interests or to the production therefrom.

3.2.23      Gas Imbalances.  To the knowledge of Company and Subsidiary, except as is reflected on the Disclosure Schedule, (a) there are no material aggregate production, pipeline, transportation or processing imbalances existing with respect to the Oil and Gas Interests, and (b) neither Company nor Subsidiary has received deficiency payments under gas contracts for which any party has a right to take deficiency gas from Company or Subsidiary, nor has Company or Subsidiary received any payments for production which are subject to refund or recoupment out of future production.

3.2.24      Royalties.  Except as set forth in the Disclosure Schedule, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Oil and Gas Interests, have been or will be, prior to the Closing, properly and correctly paid or provided for in all material respects. Neither Company nor Subsidiary has received any claims or demands (whether written or oral) that royalties and other payments due by it under the oil and gas leases comprising the Oil and Gas Interests have not been properly and timely paid, or that any conditions necessary to keep the oil and gas leases comprising the Oil and Gas Interests in force have not been fully performed.

3.2.25      Payout Balances.  The Payout Balance for any well owned and operated by Company or Subsidiary is properly reflected in the Disclosure Schedule as of the respective dates shown thereon.  To the knowledge of Company and Subsidiary, based on information given to Company and Subsidiary by third-party operators for all wells not operated by Company or Subsidiary, the Payout Balance for any such third-party operated well in which Company or Subsidiary owns an Oil and Gas Interest is properly reflected in the Disclosure Schedule as of the respective dates shown thereon.  “Payout Balance(s)” means the status, as of the dates of Company’s calculations, of the recovery by Company, Subsidiary or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Company or Subsidiary therein will be reduced when such amount has been recovered.

3.2.26      Prepayments.  Except as reflected in the Disclosure Schedule, no prepayment for Hydrocarbon sales has been received by Company or Subsidiary for Hydrocarbons which have not been delivered as of the date hereof.

3.2.27      Capital Expenditures.  As of the execution date of this Agreement, the presently approved face amount of any currently outstanding and effective authoritizations for expenditure with respect to the Oil and Gas Interests would not require Company nor Subsidiary to make or incur after the Closing capital expenditures with respect to any one property in excess of $100,000, except as set forth in the Disclosure Schedule.

3.2.28      Other Mineral Related Matters.  Except as set forth in the Disclosure Schedule, as of the execution date of this Agreement, neither Company nor Subsidiary was obligated by virtue of any prepayment arrangement, “take or pay” arrangement, production payment arrangement, gas balancing agreement or otherwise, to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of the Oil and Gas Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

3.2.29      Additional Drilling Obligations.  Except as set forth in the Disclosure Schedule, (a) neither Company nor Subsidiary has any obligation, including obligations implied in law, to drill additional wells or conduct other material exploration or development operations in order to earn or continue to hold during the primary term of any lease any portion of the Oil and Gas Interests, and (b) neither Company nor Subsidiary has been advised by a lessor under any lease affecting the Oil and Gas Interests of any requirements or demands to drill additional wells or conduct additional development operations.

3.2.30      Financial and Product Hedging Contracts.  The Disclosure Schedule summarizes the outstanding hedging positions under all outstanding Product Hedging Contracts and financial hedging positions of Company and Subsidiary (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Disclosure Schedule.

3.2.31      Books and Records.  All books, records and files of Company and Subsidiary (including those pertaining to Company’s Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Company and Subsidiary of their assets.

3.2.32      Non-Competition Commitments. There are no agreements or arrangements that will be binding on Company, Subsidiary or the Oil and Gas Interests after Closing that limit the ability of the owner of the Oil and Gas Interests to compete in any line of business or with any Person in any geographical area, except customary area of mutual interest provisions contained in agreements on the Disclosure Schedule that cover properties in the immediate vicinity of the lands subject to such agreements.

3.2.33      Previously Owned Properties. Except as set forth on the Disclosure Schedule, neither the Company nor Subsidiary has any obligations or liabilities, contingent or otherwise, with respect to any properties previously owned or leased by Company or Subsidiary but not currently owned or leased.

3.2.34      Operatorship. Neither Company nor Subsidiary has any knowledge of any pending vote, or any requests for a vote (whether written or oral), to have Company or Subsidiary removed as the named “operator” from any of the Oil and Gas Interests for which Company or Subsidiary is currently designated as the “operator” and no Oil and Gas Interest for which Company or Subsidiary is currently designated as the “operator” is subject to any change of “operator” as a result of the consummation of the transactions contemplated hereby.

3.2.35      DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLERS AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SUBSIDIARY OR COMPANY, OR ANY OF THE COMPANY’S OR SUBSIDIARY’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE 3, PURCHASER IS PURCHASING THE SHARES ON AN “AS-IS, WHERE-IS” BASIS.  COMPANY, SUBSIDIARY AND SELLERS EXPRESSLY DISCLAIM ANY AND ALL LIABILITY AND RESPONSIBILITY OF AND ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE DATA, INFORMATION AND MATERIALS, FURNISHED AT ANY TIME TO PURCHASER, ITS OFFICERS, AGENTS, EMPLOYEES OR AFFILIATES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3, THE OIL AND GAS INTERESTS ARE “AS-IS, WHERE-IS,” AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE, AND COMPANY AND SELLERS DISCLAIM ANY AND ALL REPRESENTATIONS CONCERNING THE OIL & GAS INTERESTS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

3.2.36      Disclosure and Investigation.  No representation or warranty of Sellers, Company or Subsidiary set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

3.2.37      Foreign Person.  None of the Sellers are “foreign persons” within the meaning of Section 1445 of the Code.

3.2.38      Company Expenditures Since December 31, 2004.  Since December 31, 2004 thru the date of this Agreement, the Company and the Subsidiary have only made expenditures that are in the Company’s and Subsidiary’s ordinary course of its business.  As of the date of this Agreement the principal amount due pursuant to the Bank Credit Agreement is $8,550,000.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Company and Sellers as follows:

4.1           Organization.  Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on it).

4.2           Authority and Enforceability.  Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Sellers, Company and Subsidiary) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3           No Violations.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of (a) the articles or certificate of incorporation or by-laws or other governing documents of Purchaser, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

4.4           Consents and Approvals.  No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation.  No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

4.5           Litigation.  There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser (a) that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby, or (b) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transaction contemplated by this Agreement.

4.6           Funding.  Purchaser has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Purchaser under this Agreement, and (b) all expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

4.7           Brokers.  No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which Purchaser, Company or Subsidiary will have any obligation or liability.  Purchaser shall indemnify and hold Company, Subsidiary and Sellers harmless from any and all claims, liabilities, damages, costs and expenses asserted against any one or more of Company, Subsidiary and Sellers by any Person claiming to have acted on behalf of Purchaser, or to have been retained by Purchaser, as a broker in connection with the transaction contemplated by this Agreement.

4.8           Investment Intent.  Purchaser acknowledges that the Shares being purchased by Purchaser under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under, or an exemption from the Securities Act.  Purchaser is acquiring the Shares for its own account for investment and not with a view toward the sale or distribution of the Shares.  Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Shares and has the ability to bear the economic risks of such investment.

4.9           Disclosure and Investigation.  No representation or warranty of Purchaser set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading

ARTICLE 5
COVENANTS

5.1           Conduct of Business by Company and Subsidiary Pending Closing. Except as contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of this Agreement to the Closing, neither Company nor Subsidiary will take any action except in the ordinary course of business and Company and Subsidiary will use all commercially reasonable efforts to preserve in all material respects its business organizations, assets, prospects and advantageous business relationships and to maintain satisfactory relationships with its licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with

it.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, Company will not (and will not cause or permit its Subsidiary to), engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, neither Company nor Subsidiary will:

(i)            authorize or effect any change in its articles, certificate of incorporation, bylaws, articles of organization or operating agreement, except that each of Company and Subsidiary will amend its articles or certificate of incorporation or organization no later than thirty (30) days after Closing to change its name to a name selected by Purchaser and not containing the name “Proton”;

(ii)           grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock except that prior to Closing Company may issue additional shares of its common stock to its officers and employees pursuant to exercise of Company Stock Options set aside for officers and employees;

(iii)          declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except that prior to Closing Company may declare and distribute to its shareholders or their Affiliate or nominee a dividend consisting of the Excluded Assets;

(iv)          issue any note, bond, or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business other than Debt incurred under the Bank Credit Agreement and Debt incurred under the Product Hedging Contracts;

(v)           impose any security interest upon any of its assets outside the ordinary course of business other than pursuant to the Bank Credit Agreement and the Product Hedging Contracts;

(vi)          make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business;

(vii)         make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business except for such actions as are otherwise provided for herein;

(viii)        enter into, adopt, or amend any employment agreement or pension plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers, managers or directors or any general increase in the compensation payable or to become payable to its employees except for such actions as are otherwise specifically provided for herein;

(ix)           pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Company Financial Statements or subsequently incurred in the ordinary course of business, or disclosed pursuant to this Agreement and other than payments under the Bank Credit Agreement and the Product Hedging Contracts, payments of current liabilities and other payments that are considered in the Purchase Price adjustment set forth in Section 5.13;

(x)            acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any material assets or properties, other than in the ordinary course of business and except that prior to Closing Company may transfer to its shareholders or their affiliate or nominee the Excluded Assets.  Any tax obligations or liabilities created by the transfer of the Excluded Assets shall be paid by the Sellers;

(xi)           waive, release, grant or transfer any material rights or modify or change in any material respect any material existing license, lease, contract or other document, other than in the ordinary course of business and other than actions otherwise contemplated by this Agreement;

(xii)          make any capital expenditure, unless such expenditure is less than $50,000, without the prior written consent of Purchaser;

(xiii)         neither Company nor Subsidiary will modify the terms of or close out any of its positions on its Product Hedging Contracts or enter into any new hedging positions without the prior written consent of Purchaser;

(xiv)        enter into a Material Agreement or change or modify a Material Agreement;

(xv)         enter into any agreement with or make any payments to an Affiliate; or

(xvi)        commit to any of the foregoing.

5.2           Access to Assets, Personnel and Information.

(a)           From the date hereof until the Closing, Company and Subsidiary will afford to Purchaser and the Purchaser Representatives, at Purchaser’s sole risk and expense, access at reasonable times to any of the assets, books and records, contracts, facilities, audit work papers and payroll records of Company and Subsidiary and shall, upon request, furnish promptly to Purchaser (at Purchaser’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning Company or Subsidiary (or their assets) that is within the possession or control of Company or Subsidiary.  During such period, Company will make available to a reasonable number of Purchaser Representatives adequate office space and facilities at the office facilities of Company.  Notwithstanding the foregoing, no investigation pursuant to this Section 5.2(a) will affect or be deemed to modify any of the representations or warranties made by Company or Subsidiary in this Agreement.  The confidentiality of all such documents and information furnished to Purchaser shall be maintained by Purchaser and treated the same as Purchaser would treat its own confidential information.

(b)           Purchaser and the Purchaser Representatives shall have the right and opportunity to make an environmental and physical assessment of the assets of the Company and Subsidiary and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon.  Purchaser may not, without the prior written consent of the Company, conduct any soil or water tests or borings or other invasive tests or examinations with respect to the assets of the Company and Subsidiary.  The Company shall be provided 48 hours prior notice of any such inspection, and the Company Representatives shall have the right to witness all such inspections.  Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure.  Purchaser shall indemnify, defend and hold the Company and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser and the Purchaser Representatives on the assets of the Company or Subsidiary in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of the Company, Subsidiary or any of the Company Representatives or Subsidiary Representatives.

(c)           From the date hereof until the Closing, Company and Subsidiary shall fully and accurately disclose to Purchaser and the Purchaser Representatives all information that is (i) reasonably requested by Purchaser or any of the Purchaser Representatives, (ii) known to Company, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of Company or Subsidiary.

(d)           Company agrees that it will not (and will cause its directors and officers not to), and Purchaser agrees that it will not (and will cause the officers of Purchaser not to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(e)           Notwithstanding anything in this Section 5.2 to the contrary, (i) neither Company nor Subsidiary shall be obligated under the terms of this Section 5.2 to disclose to Purchaser or the Purchaser Representatives, or grant Purchaser or the Purchaser Representatives access to, information that is within Company’s or Subsidiary’s possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such Third Party, and Company and Subsidiary, to the extent reasonably requested by Purchaser, will use its best efforts to obtain any such consent; and (ii) Purchaser shall not be obligated under the terms of this Section 5.2 to disclose to Company or the Company Representatives, or grant Company or the Company Representatives access to, information that is within Purchaser’s possession or control but subject to a valid and binding confidentiality agreement with a Third Party that prohibits such disclosure without first obtaining the consent of such Third Party, and Purchaser, to the extent reasonably requested by Sellers, Subsidiary or Company, will use its best efforts to obtain any such consent.

5.3           No Solicitation.  Immediately following the execution of this Agreement, Company and Sellers shall not solicit, initiate, knowingly encourage the submission of, or conduct discussions or negotiations with respect to any offer or proposal to acquire all or any part of the Company Common Stock or all or any material portion of the assets or business of Company or Subsidiary (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.  Company shall notify Purchaser immediately if any Third Party makes any offer with respect to the foregoing.

5.4           Additional Arrangements.  Subject to the terms and conditions herein provided, each of Company, Subsidiary, Sellers and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings.  Each of Company, Subsidiary, the Sellers and Purchaser shall take, or cause to be taken (including actions which Sellers shall cause Company and/or Subsidiary to take), all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable.  In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Company, Subsidiary, the Sellers and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

5.5           Public Announcements; Confidentiality.  Prior to the Closing, Company, Sellers and Purchaser shall consult with each other before any of them issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement, and Company, the Sellers and Purchaser shall not issue any press release or make any such public statement prior to obtaining the approval of the other parties; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that either the

Sellers, Company or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party’s previously issued press releases. Company, Subsidiary and Sellers agree that they will not use or disclose to any third party any Purchaser Confidential Information.  Company, Sellers and Purchaser each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information and Purchaser Confidential Information. Notwithstanding the above, Company and Sellers acknowledge that Purchaser is a publicly traded company and is required to disclose the existence of material agreements through filings with the Securities and Exchange Commission (“SEC”) and Purchaser will be required to disclose this existence of this Agreement, the identity of the parties and the material terms of this Agreement within 4 business days of its execution, and after Closing, shall file the this Agreement as an exhibit to its required quarterly and annual filings with the SEC.  In addition, the parties may make a press release announcing the signing of this Agreement subject to Sellers’ and Purchaser’s reasonable prior approval.

5.6           Notification of Certain Matters.  Sellers, Subsidiary and Company shall give prompt notice to Purchaser of (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date, or (c) any failure of Sellers, Subsidiary or Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them hereunder.  Purchaser shall give prompt notice to Sellers of (x) any representation or warranty contained in Article 4 being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date, or (z) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7           Payment of Expenses.  Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs and to the extent such expenses are paid for by Company or Subsidiary, the amount of such payment shall be a downward Base Purchase Price adjustment.

5.8           Continuation of Company’s Existing Indemnification Obligations.  From and after the Closing, Company or its successor shall indemnify and hold harmless NGP and each Person who has been at any time prior to the Closing, an officer, director or controlling shareholder of Company (collectively, the “Indemnified Parties”) but only to the extent that such Indemnified Party was entitled to indemnification from Company immediately prior to the date hereof under applicable law, the articles of incorporation and bylaws of Company or under contracts between such Indemnified Party and Company (including indemnification as provided to NGP under the Advisory Services Agreement), regardless of whether such contracts are terminated on or after the Closing.  The procedures associated with such indemnification shall be the same as those associated with the Indemnified Parties’ indemnification from Company immediately prior to the date hereof (provided, however, that Purchaser shall be under no obligation to deposit trust funds pursuant to any “change-in-control” or similar provisions).  The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party and their respective heirs and representatives.  Notwithstanding the above, the indemnification obligation set forth in this Section 5.8 shall not apply to claims for indemnification resulting from litigation, arbitration, investigations or proceedings that should have been disclosed to Purchaser on the Disclosure Schedule in connection with the representation and warranty given under Section 3.2.14 and were not so disclosed.

5.9           Consents Under Bank Credit Agreement.  Company, Subsidiary and Purchaser shall work together in order to obtain any and all consents, approvals or waivers required by the terms of the Bank Credit Agreement as may be required to avoid a breach or default or any right of acceleration or cancellation thereunder as a result of the execution, delivery or performance of this Agreement; provided, however, failure of the parties hereto to obtain any such consent, approval or waiver shall not constitute a failure of a condition to Purchaser’s or any Seller’s obligation to proceed to close as long as the credit facility is paid off in full at Closing.

5.10         Termination of Certain Agreements.  Effective upon the Closing, the Advisory Services Agreement, shall be terminated and no parties shall have further rights or obligations thereunder, except for the continuation of indemnity rights as provided in Section 5.8 hereof.

5.11         Resignation of Directors, Officer and Employees; Termination of Agreements. Each director, officer and employee of Company and Subsidiary shall resign his/her position with Company and Subsidiary effective at Closing and execute a mutual release in a form to be agreed upon by Sellers, Company and Purchaser, and all outstanding agreements between Company, Subsidiary and such person, including the Confidentiality and Non-Compete Agreements, shall be terminated by Company and/or Subsidiary prior to Closing, except for the continuation of indemnity rights as provided in Section 5.8 hereof.

5.12         Title and Environmental Defects.

(a)           Purchaser may conduct, at its sole cost, such title examination regarding whether Company or Subsidiary has Defensible Title or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Company Oil and Gas Interests in order to determine whether any Title or Environmental Defects (as defined below) exist.  Purchaser must deliver to Company in writing on or before February 21, 2005 a written notice specifying each defect associated with the Oil and Gas Interests of that it asserts constitutes a violation of the representations set forth in this Section 5.12 or in Section 3.2.19 (a “Title or Environmental Defect”), a description of each such Title or Environmental Defect, the amount of the adjustment to the Base Purchase Price that it asserts based on such defect and its method of calculating such adjustment.  If such notice is not timely submitted, Purchaser will be deemed to have waived its basis for a Base Purchase Price adjustment based on a violation of the representations set forth in Section 3.2.4, 3.2.18 and this Section 5.12, as well as waived its basis for any claim or other assertion of rights or damages based on a breach of such representations.

(b)           Upon timely delivery of a notice under Section 5.12(a), Purchaser, Sellers and Company will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Purchase Price using the following criteria.

(i)        no single Title Defect shall be taken into account as an adjustment to the Base Purchase Price unless the value of such defect is determined to be more than $50,000 and no single Environmental Defect shall be taken into account as an adjustment to the Base Purchase Price unless the value of such defect is determined to be more than $50,000 (the “Individual Defect Threshold”).

(ii)       no adjustment will be made to the Base Purchase Price under this Section 5.12 unless the net total of all individual adjustments that exceed the Individual Defect Threshold under this Section 5.12 exceed $500,000 in the aggregate and only by the amount exceeding said $500,000 (the “Aggregate Defect Threshold”); by way of example, if the net total of all individual adjustments that exceed the Individual Defect Threshold under this Section 5.12 equals $550,000, then an adjustment of $50,000 may, subject to subsection (d) of this Section 5.12, be made to the Base Purchase Price.

(iii)      If the requested adjustment is based on Company or Subsidiary owning a net revenue interest for a well, unit rights or leasehold rights less than that shown in Schedule 1.1, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such well, unit rights or leasehold rights on Schedule 1.1 by a fraction (A) the numerator of which is an amount equal to the net revenue interest shown on Schedule 1.1 for such well, unit rights or leasehold rights less the decimal share to which Company or Subsidiary would be entitled as a result of its ownership interest in such well, unit rights or leasehold rights which is unaffected by such Title Defect and (B) the denominator of which is the net revenue interest shown for such well, unit rights or leasehold rights on Schedule 1.1. Any downward adjustments requested by Purchaser may be offset by upward adjustments if it is determined by Purchaser and Company that Company’s or Subsidiary’s net revenue interest for all or part of the Oil and Gas Interests of Company or Subsidiary is greater than that shown on Schedule 1.1.

(iv)      If the adjustment is based on Company or Subsidiary owning a working interest that is larger than the working interest shown on Schedule 1.1, but without a proportionate increase in Company’s or Subsidiary’s net revenue interest, then the adjustment is calculated by determining the effective net revenue interest that results from such larger working interest, determining what the net revenue interest would be using such effective net revenue interest and the working interest shown on Schedule 1.1 and then calculating the adjustment in the manner set forth in clause (iii) preceding.

(v)       If the adjustment is based on a Lien or other monetary charge upon an Oil and Gas Interest or a liability to remediate or otherwise cure an

Environmental Defect related to an Oil and Gas Interest that is liquidated in amount, then the adjustment is the amount necessary to remove such Lien or other monetary charge from or a liability to remediate or otherwise cure an Environmental Defect relating to, the affected Oil and Gas Interest.

(vi)      If the adjustment is based on an obligation, burden or liability upon the affected Oil and Gas Interest for which Purchaser’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, the adjustment is the amount necessary to compensate Purchaser at Closing for the adverse economic effect on the affected Oil and Gas Interest.

(c)           If the value of a Title or Environmental Defect that remains uncured by Closing and, consequently, the adjustment to the Base Purchase Price cannot be determined based on the above criteria or if the parties cannot otherwise agree on the amount of an adjustment, then Seller shall select one of the following options to resolve the impasse:

(i)            The Base Purchase Price shall be reduced by an amount determined by a third party agreed to by Sellers and Purchaser as being the value of such Title or Environmental Defect, taking into consideration the Allocated Value of the affected property, the portion of the affected property subject to such Title or Environmental Defect and the legal affect of such Title or Environmental Defect on the affected property;

(ii)           Sellers and Purchaser will enter into a separate written agreement whereby Sellers will as soon as reasonably practicable after Closing, but not later than six (6) months from the Closing Date, cure or remove such Title or Environmental Defect to the reasonable satisfaction of a third party to be agreed to by Sellers and Purchaser and the value of any such Title or Environmental Defect shall be withheld from the Base Purchase Price and deposited with the Escrow Agent until the Title or Environmental Defect is so cured; or

(iii)          Sellers may exclude the affected property, in which event the affected property shall be deleted from this Agreement and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected property.

(d)           If the Aggregate Defect Threshold is exceeded by the net total of asserted Title and Environmental Defects which each exceeds the Individual Defect Threshold and therefore the Base Purchase Price would be decreased by adjustments made pursuant to this Section 5.12, Company and Subsidiary may at their sole option and upon their written notice to Purchaser, do any of the following or a combination thereof:

(i)            The Base Purchase Price shall be reduced by an amount determined by a third party agreed to by Sellers and Purchaser as being the value of the asserted Title and Environmental Defects, taking into consideration the Allocated Value of each affected property, the portion of each affected property subject to such Title or Environmental Defects and the legal affect of such Title or Environmental Defects on each affected property;

(ii)           Sellers and Purchaser will enter into a separate written agreement whereby Sellers will as soon as reasonably practicable after Closing, but not later than six (6) months from the Closing Date, cure or remove some or all of such Title or Environmental Defects to the reasonable satisfaction of a third party to be agreed upon by Sellers and Purchaser and the value of any such Title or Environmental Defect shall be withheld from the Base Purchase Price and deposited with the Escrow Agent until the Title or Environmental Defect is so cured; or

(iii)          Sellers will retain any affected property, in which event the affected property selected by Sellers shall be deleted from this Agreement and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such selected affected property.

(e)           If the total amount of Title and/or Environmental Defects is $3,000,000 or more then Sellers or Purchaser may terminate this Agreement upon written notice to the other on or before February 24, 2005 and the Agreement shall be void and of no further force or effect except for the provisions of Sections 2.2 (with respect to Earnest Money), 3.2.21 (with respect to indemnification), 4.7 (with respect to indemnification), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions), 5.5 (with respect to the indemnification provisions) and 5.7 (regarding payment of expenses) and the Confidentiality Agreement.  Sellers shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of the Shares or any of the Oil and Gas Interests to any party without any restriction under this Agreement.  Notwithstanding the above, Purchaser may waive the Title or Environmental Defect amount over $3,000,000, close the transaction contemplated by this Agreement and Sellers, Company and Subsidiary shall have no further liability to Purchaser for any such waived Defects.

(f)            Company and Purchaser will reasonably cooperate with Sellers after the Closing to cure Title and Environmental Defects that Sellers have elected to cure.  If after the 90th day following Closing, the parties are unable to satisfactorily resolve a Title or Environmental Defect with respect to any affected Oil and Gas Interest under this Section 5.12 that Sellers have elected to cure, then Sellers will promptly refund to Purchaser an amount equal to the adjustment proposed by Purchaser for the Title or Environmental Defect.

5.13         Additional Adjustments to Base Purchase Price.  The Base Purchase Price will be adjusted :

(a)           upward or downward by any positive or negative (as the case may be) balance of Working Capital as of December 31, 2004;

(b)           downward by the aggregate amount of all outstanding obligations under or relating to the Bank Credit Agreement (including the fees and expenses of bank legal counsel) as of December 31, 2004;

(c)           downward by the aggregate amount of bonuses (and related taxes) of any kind paid by the Company or Subsidiary during the period beginning January 1, 2005 and ending on the Closing Date or payable by the Company or Subsidiary as of the Closing Date, including as set forth in the Disclosure Schedule pursuant to Section 3.2.13(d);

(d)           downward by the aggregate amount of fees and expenses paid by the Company to LOOPER, REED & MCGRAW, any other legal counsel or any other third parties in connection with the transactions contemplated by this Agreement or the proposed sale of the Company in general, including preparation of 2004 and 2005 (through the Closing Date) tax returns;

(e)           upward by the aggregate exercise price for all outstanding Company Stock Options that are exercised after the date of this Agreement through the Closing Date and including withholding taxes on such Company Stock Options pursuant to Section 2.3;

(f)            downward by the amount, if any, of any taxes or other liabilities incurred by the Company or Subsidiary related to the transfer of the Excluded Assets pursuant to Section 2.4; and

(g)           downward by the amount, if any, of any expenditures incurred by the Company or Subsidiary during the period beginning January 1, 2005 and ending on the Closing Date which relate to the Excluded Assets.

(h)           downward by the amount of any expenditure that is in breach of the representation and warranty set forth in Section 3.2.38.

(i)            upward by the amount, if any, paid to the Company or Subsidiary for the period beginning January 1, 2005 and ending on the Closing Date related to the Excluded Assets.

5.14         Purchase Price Calculation.  No later than four (4) days before Closing, Company will deliver to Purchaser a statement (the “Closing Statement”) setting forth the Base Purchase Price as adjusted pursuant to Sections 5.12 and 5.13 of this Agreement. At Closing, Escrow Agent shall retain $200,000 of the Purchase Price (the “Holdback”) to cover any potential deficiencies in the Purchase Price calculation pursuant to Section 5.13. If information becomes available during the 75-day period following the Closing that causes either Purchaser or Sellers to determine that the actual adjustments to the Base Purchase Price as of the Closing Date pursuant to Section 5.13 (“Proposed Adjustments”) varied from the estimated amount set forth in the Purchase Price calculation pursuant to Section 5.13 used to prepare the Closing Statement (the “Estimated Adjustments”), the parties shall in good faith work together to reconcile any discrepancy between the Proposed Adjustments and the Estimated Adjustments.  If the parties have not agreed regarding such discrepancy within eighty-five (85) days following the Closing Date, Mann Frankfurt Stein & Lipp, L.L.P. shall perform an audit and determine the final adjustments to be made pursuant to Section 5.13 (“Final Adjustments”).  The parties agree that Mann Frankfurt Stein & Lipp, L.L.P.’s determination of the Final Adjustments shall be conclusive, and Mann Frankfurt Stein & Lipp, L.L.P.’s fees associated with the audit of such Final Adjustments shall be paid one-half by Sellers and one-half by Purchaser. No later than ninety-five (95) days following the Closing Date, (i) if it is determined that, based upon the Final Adjustments, the Base Purchase Price was increased more than it should have been increased (such amount is referred to as “Excess Estimate”), the Purchaser may retain for its own account such part of the Holdback as equals the Excess Estimate and, if the Excess Estimate is less than the Holdback, Purchaser shall retain the portion of the Holdback equal to the Excess Estimate and pay the balance of the Holdback to Sellers; (ii) if the Excess Estimate exceeds the Holdback, Purchaser shall retain all of the Holdback and Sellers shall not be liable to Purchaser for any additional amount; or (iii) if it is determined that, based upon the Final Adjustments, the Base Purchase Price was decreased more than it should have been decreased (such amount is referred to as “Estimate Shortfall”), Purchaser will pay to the Sellers an amount equal to the sum of the Estimate Shortfall (up to a maximum of $300,000) plus the Holdback.

5.15         Release of Claims.  As of the Closing:

(a)           Each Seller hereby agrees to forever waive, release and discharge and not to assert any and all rights such Seller may have pursuant to any applicable law or otherwise to make a claim against or otherwise demand or receive payment from (i) the Company or Subsidiary arising out of or with respect to the untruth, inaccuracy or breach of any representation or warranty of the Company or Subsidiary set forth in this Agreement or the breach by the Company or Subsidiary of any covenant or agreement of the Company or Subsidiary set forth in this Agreement or (ii) the Company or Subsidiary or any officer, director, employee, controlling stockholder, advisor or agent of the Company or Subsidiary arising out of or with respect to any act or omission of any such Person in such Person’s role as an officer, director, employee, controlling stockholder, advisor or agent of the Company or Subsidiary, other than (A) liability for obligations for wages and benefits for periods prior to the Closing (other than any reimbursements of employee expenses incurred in the ordinary course of business) and (B) as provided in Section 5.8.

(b)           Each Seller does hereby forever waive, release and discharge the Company and Subsidiary and each officer, director, employee, controlling stockholder, advisor and agent of the Company and Subsidiary from any and all losses that relate to or arise out of any dealings, relationships or transactions, prior to the Closing, by and between such Seller and the Company, Subsidiary and/or any of the other released Persons, whether arising under contract, at law or in equity, that Seller ever had, now has or hereafter can, shall or may have, whether or not now known, other than (i) liability for obligations for wages and benefits for periods prior to the Closing and (ii) as provided in Section 5.8.

(c)           Each Seller understands and agrees that pursuant to this Section 5.15, such Seller is expressly waiving all claims (other than those expressly reserved as set forth in this Section 5.15), even those that such Seller may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and such Sellers waives any rights under applicable law that provide to the contrary.

ARTICLE 6
CONDITIONS

6.1           Conditions to Each Party’s Obligation to Proceed with Closing. The respective obligations of each party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

Approvals.  All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties shall have been made or obtained (as the case may be), except where the failure to

(a)           obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on the Company or Subsidiary or on the Purchaser, as the case may be, or to materially adversely affect the consummation of the transaction contemplated by this Agreement.

(b)           No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to thirty (30) days while such efforts are taking place.

(c)           Material Adverse Effect.  No Material Adverse Effect has occurred between the date of this Agreement and the Closing Date with respect to the Company’s, Subsidiary’s or Purchaser’s condition, operations, business or value of assets that would not otherwise be taken into account, as applicable, pursuant to Sections 5.12, 5.13, and 5.14 hereof.

6.2           Conditions to Obligations of Purchaser.  The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a)           Representations and Warranties. The representations and warranties of Sellers, Subsidiary and Company set forth in Article 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by the President of Company and manager of Subsidiary to such effect regarding the Company’s and Subsidiary’s representations in Section 3.2; provided, however, that the condition set forth in this Section 6.2(a) shall not be applicable to the representations and warranties regarding Defensible Title in Section 3.2.16 and Environmental Matters in Section 3.2.18. (which representations and warranties are addressed in Section 5.12 above).

(b)           Performance of Covenants and Agreements by Company and Sellers.  Company, Subsidiary and the Sellers shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by the President of Company to such effect.

(c)           Opinion of Counsel. Opinion of counsel to Company and Sellers in a form to be agreed to by Sellers, Company and Purchaser.

(d)           Employee Releases. Copies of duly executed releases and waivers in a form to be agreed to by Sellers, Company and Purchaser from each of Company and Subsidiary’s employees.

(e)           Not a Participating Employer.  Neither the Company or Subsidiary is a “participating employer” in any Employee Benefit Plan maintained or sponsored by Administaff Companies, Inc. or any of its subsidiaries.

6.3           Conditions to Obligations of Sellers.  The obligations of Sellers to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:

(a)           Representations and Warranties.  The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Sellers shall have received a certificate signed by the chief executive officer or the chief financial officer of Purchaser to such effect.

(b)           Performance of Covenants and Agreements by Purchaser.  Purchaser shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by the chief executive officer or the chief financial officer of Purchaser to such effect.

(c)           Termination of Bank Credit Agreement.  Purchaser and Sellers shall have made arrangements with the lender under the Bank Credit Agreement so that concurrently with the Closing (i) all outstanding letters of credit issued under the Bank Credit Agreement are terminated (whether pursuant to replacement with letters of credit issued pursuant to Purchaser’s credit agreement or otherwise), (ii) Purchaser pays in full the outstanding principal, interest, fees and expenses due on loans outstanding under the Bank Credit Agreement, and (iii) all security interests and Liens held by the agent or lender under the Bank Credit Agreement are released and terminated.

(d)           Opinion of Counsel. Opinion of counsel to Purchaser in a form to be agreed to by Sellers, Company and Purchaser.

ARTICLE 7
TERMINATION

7.1           Termination Rights.  This Agreement may be terminated at any time prior to the Closing:

(a)           By mutual written agreement of Purchaser and Sellers;

(b)           By either Sellers or Purchaser if (i) the Closing has not occurred by March 4, 2005 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement (which, in the case of any Seller, shall include breach or failure by any other Seller, Company or Subsidiary) has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable

(provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree) decree and such efforts may continue up to thirty (30) days after the Closing Date);

(c)           By Purchaser if Sellers have failed to comply in any material respect with any of their covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within ten (10) business days after notice and demand for cure thereof;

(d)           By Sellers (a) if Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured within ten (10) business days after notice and a demand for cure thereof, (b) if Company shall have received notice from Purchaser that the condition to Purchaser’s Obligations set forth in Section 6.2(b) has not been satisfied, or (c) if the adjustments to the Base Purchase Price exceed $3,000,000 and Purchaser has not waived the amounts in excess of $3,000,000 pursuant to Section 5.12(e); or

(e)           By either party if the conditions of Section 6.1 have not been satisfied or by Purchaser if the conditions of Section 6.2 have not been satisfied or by Sellers if the conditions of Section 6.3 have not been satisfied.

7.2           Effect of Termination.  If this Agreement is terminated by either Sellers or Purchaser pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void without liability to any party to this Agreement except for, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders except pursuant to, the provisions of Sections 2.2 (with respect to the Earnest Money), 3.2.21 (with respect to the indemnification provisions contained therein), 4.7 (with respect to the indemnification provisions contained therein), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.5 (with respect to the confidentiality provisions contained therein) and 5.7 (regarding payment of expenses) and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, subject to the provisions of Section 2.2, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its covenants, agreements or other obligations hereunder occurring prior to such termination; however, in no event will any party hereto to be liable to any other party hereto for incidental, consequential, exemplary, punitive or special damages of any kind or for lost or imputed profits.  Sellers shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of the Shares or any of the Oil and Gas Interests to any other party without any restriction under this Agreement.

ARTICLE 8
INDEMNIFICATION ESCROW

8.1           Survival of Representations and Warranties and Covenants.  All representations, warranties, and covenants made by each Seller, Company and Subsidiary (hereafter “Indemnifying Parties”) in this Agreement except for the representations and warranties set forth in Section 3.2.38, shall survive the Closing for a period of six (6) months only to the extent provided in the succeeding provisions of this Article 8.

8.2           Indemnification.  To indemnify, defend and hold harmless Purchaser from and against all damages incurred, directly, by reason of, or resulting from the inaccuracy or breach of any of the representations and warranties of the Indemnifying Parties contained in this Agreement and the breach of any of the covenants and agreements of the Indemnifying Parties contained in this Agreement, Purchaser shall at the Closing deposit out of the Purchase Price the Indemnification Escrow Amount pursuant to Section 2.5 (j).

8.3           Limitations on Liability of Indemnifying Parties; Limitations on Damages.

(a)           Any claim by Purchaser that it has sustained Damages as a result of (i) the inaccuracy of any representation or warranty made by the Indemnifying Parties herein, or (ii) the breach of any covenant of the Indemnifying Parties herein must be made by Purchaser and delivered to the Indemnifying Parties on or before six (6) months after the Closing Date.

(b)           No claim shall be made under this Article 8 by Purchaser until the sum of the amount of Damages actually incurred by Purchaser and attributable to such claim and any prior claims made by Purchaser exceeds the Deductible Amount.  If Closing occurs, except to the extent otherwise provided in this Article 8, the Indemnifying Parties shall be liable to Purchaser (i) only with respect to claims made and delivered prior to the deadline set forth in Section 8.3 (a) above, and (ii) for and only to the e xtent of Damages in excess of the Deductible Amount.  If Closing occurs, Purchaser acknowledges and agrees that Purchaser’s right to recover for Damages is expressly limited to recovery from the Indemnification Escrow Amount, and that Purchaser shall have no other right to recover Damages with respect to this Agreement.

(c)           Notwithstanding the above, the limitations on recovery of Damages set forth in Section 8.3 (b) above shall not apply to claims for damages made by Purchaser resulting from the breach of representations and warranties set forth in Sections 3.1.1. 3.1.2 and 3.1.3.

8.4.          Notice of Claims.  If an indemnity claim is asserted (whether by a Third Party or by Purchaser) for which Purchaser may have a right of recovery from the Indemnification Escrow Amount (or would have, but for the application of the Deductible), Purchaser shall give the Indemnifying Parties and the Indemnification Escrow Agent written notice of the claim setting forth the particulars associated with the claim and the amount of the claim (including a copy of the written claim, if any) as then known by Purchaser (“Claim Notice”).  Purchaser shall be required to provide a Claim Notice when the claim underlying the indemnity claim could reasonably be expected to be an indemnity claim.

8.5.          Defense of Third Party Claims.  Upon receipt of a timely Claim Notice involving a Third Party claim, the Indemnifying Parties may (without prejudice to its right to contest the right of Purchaser of indemnity under this Agreement) assume the defense of the claim with counsel selected by the Indemnifying Parties and reasonably satisfactory to Purchaser (Looper Reed & McGraw is acceptable to Purchaser).  Purchaser shall cooperate in all reasonable respects in such defense.  In all instances, Purchaser may employ separate counsel and participate in the defense of any claim; provided, however, the fees and expenses of counsel employed by Purchaser will be borne solely by Purchaser.

8.6.          Non-Third Party Claims.  Upon receipt of a timely Claim Notice involving a non-Third Party claim, the Purchaser and the Indemnifying Parties shall meet and use their respective best efforts to agree on the validity and the amount of the claim covered by the Claim Notice.  If within 30 days the parties cannot agree on the validity and the amount of the claim, the validity and the amount of the claim shall be determined by an independent Third Party agreed to by Purchase and the Indemnifying Parties and the decision of such independent Third Party shall be binding upon Purchaser and Indemnifying Parties.  Such independent Third Party shall be appointed no later than 45 days after the date of the Claim Notice.  In the event the Purchaser and the Indemnifying Parties cannot agree on an independent third party, Purchaser shall pick an independent Third Party, the Indemnifying Parties shall pick an independent Third Party and the two parties so picked shall pick a third independent Third Party and such third independent Third Party shall make the decisions relating to the claim.  The fees and expenses of such Third Party shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Indemnifying Parties.  Notwithstanding any other provision of this Section 8.6, the decision of the independent Third Party shall be rendered no later than December 15, 2005.

8.7           Exclusive Remedy.

(a)           If the Closing occurs, the sole and exclusive remedy of the Purchaser and Indemnifying Parties with respect to this Agreement shall be pursuant to the express indemnification provisions of this Article 8.  Any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement shall be subject to the provisions set forth in this Article 8.

(b)           With respect to Title and Environmental Defects and notwithstanding any representations or warranties by the Indemnifying Parties regarding Defensible Title or environmental matters, Purchaser agrees and acknowledges that its sole and exclusive remedies with respect to Title Defects and Environmental Defects is set forth in Section 5.12 of this Agreement.  Except for the procedure described in such Section 5.12, Purchaser acknowledges and agrees that it shall have absolutely no other rights against the Indemnifying Parties with respect to Title and Environmental Defects.

8.8           Indemnification Escrow Amount Release.  The Indemnification Escrow Amount shall be maintained in escrow for six (6) months following the Closing Date and for so long thereafter as is required to resolve any claims asserted by Purchaser prior to the expiration of such six (6) month period.  On the first business day after the expiration of such six (6) month period, there shall be released to Sellers all of that portion of the Indemnification Escrow Amount which is in excess of claims asserted hereunder during such six (6) month period which remain unresolved.  Upon the later of (i) the expiration of such six (6) month period, or (ii) the resolution of any such claims asserted prior to the expiration of such six (6) month period, if applicable, the escrow shall close, and the Indemnification Escrow Amount shall be released to the Indemnifying Parties in accordance with the Indemnification Escrow Agreement.  The costs and expenses associated with the escrow pursuant to the Indemnification Escrow Agreement (x) shall be paid from time to time in accordance with the Indemnification Escrow Agreement and (y) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers.

ARTICLE 9
MISCELLANEOUS

9.1           Amendment.  This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

9.2           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

(a)           If to Purchaser:

Petrohawk Energy Corporation

Attention: Floyd C. Wilson

1100 Louisiana, Suite 4400

Houston, Texas 77002

Fax: (832) 204-2800

with a copy (which shall not constitute notice) to:

David S. Elkouri

Hinkle Elkouri Law Firm LLC

301 N. Main

Wichita, Kansas 67202

Fax: (316) 660-6011

(b)           If to Company, Subsidiary or Sellers:

Proton Oil & Gas Corporation

Attn:  William J. Scarff

650 N. Sam Houston Parkway East, Suite 525

Houston, Texas 77060

Fax: (281) 447-4583

and Natural Gas Partners, L.L.C., 125 East John Carpenter Fwy., Suite 600, Irving, Texas 75062, Attention: Christopher Ray (facsimile number 972-432-1441)

with a copy (which shall not constitute notice) to

Gary A. Messersmith

Looper, Reed & McGraw

1300 Post Oak Blvd., Suite 2000

Houston, Texas 77056

Fax: (713) 968-7100

9.3           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.5           Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.2 or 5.8, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.  Neither party is entering into this Agreement on a basis of any promises or representations other than those appearing within the four corners of this Agreement.

9.6           Applicable Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.7           No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party shall not incur any liability or obligation unless such party breached its obligations under

Section 5.5 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

9.8           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned subsidiary, provided that Purchaser shall notify Sellers of any such assignment and remain responsible for all of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.9           Waivers.  At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

9.10         Confidentiality Agreement.  The Confidentiality Agreement between Purchaser and Subsidiary dated October 26, 2004, is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms.  Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

9.11         Incorporation.  Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

9.12         Cooperation After Closing.  Each party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another party in order to carry out the intent and purpose of this Agreement.  Sellers agree that upon receipt after Closing of checks, mail or other property or documents which are the property of Company, they will promptly forward such items to Company at Purchaser’s address as set forth in Section 9.2.

9.13         Mutual Release.  (a) Subject to the occurrence of the Closing and as of the Closing Date, Purchaser and the Company release and forever discharge Sellers and their Affiliates and the shareholders, director, officers, agents, controlling persons, representatives, advisors and employees of Sellers and their Affiliates, and their respective heirs, executors, administrators, successors and assigns, from any and all actions, causes of action, suites, debts, claims and demands of the Company or Purchaser, or their Affiliates, related to the Company (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date notwithstanding the foregoing, the release shall not apply to any Seller’s violations of Section 3.1 until six (6) months after the Closing Date.

(b)           Subject to the occurrence of the Closing and as of the Closing Date, Sellers release and forever discharges Purchaser and the Company from any and all actions, causes of action, suits, debts, claims and demands of Sellers or their affiliates related to the Company (except for rights or obligations arising under this Agreement) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.  Notwithstanding the foregoing, this release shall not apply to Purchaser’s violations of Article 4 until six (6) months after the Closing Date.

9.14         Fair Construction.  This Agreement shall be deemed to be the joint work product of Purchaser and Sellers without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

“Sellers”		“Purchaser”

Natural Gas Partners VI, L.P.		PETROHAWK ENERGY CORPORATION
By:	G.F.W. Energy VI, L.P.,
General Partner
By:	GFW VI, L.L.C., General Partner
		By:	/s/ Floyd C. Wilson
By:	/s/ Kenneth A. Hersh		Name: Floyd C. Wilson
Kenneth A. Hersh			Title: President and Chief Executive Officer
Authorized Member

“Company”

/s/ William J. Scarff		PROTON OIL & GAS CORPORATION
William J. Scarff

		By:	/s/ William J. Scarff
Name: William J. Scarff
Title: President
/s/ David D. Hlebichuk
David D. Hlebichuk
“Subsidiary”

PROTON ENERGY, L.L.C.

		By:	/s/ William J. Scarff
Name:William J. Scarff
Title: President

LIST OF OMITTED SCHEDULES

(a) Schedule 1.1

Allocated Values

(b) Schedule 2.4

Excluded Assets

(c) Schedule 3.1

List of Sellers and Share Ownership

(d) Disclosure Schedule